Exhibit 10.33
SECOND AMENDMENT TO
OFFER LETTER AGREEMENT
     This Second Amendment to Offer Letter Agreement (this “Second Amendment”), made as of this 1st day of December, 2006, is entered into by and between Thoratec Corporation, a California corporation (the “Company”), and Cynthia Lucchese (“Employee”).
RECITALS
     Whereas, the Company and Employee entered into that certain Offer Letter Agreement effective as of August 1, 2005, as amended by the First Amendment to Offer Letter Agreement dated as of May 12, 2006 (collectively, the “Offer Letter”), related to the employment of Employee by the Company; and
     Whereas, the Employee has tendered her resignation as a full time employee and as an officer of the Company effective December 31, 2006; and
     Whereas, the Company and Employee desire to amend the Offer Letter to provide that subsequent to December 31, 2006 the Employee will continue to work for the Company on a part time basis until March 9, 2007 unless such employment is terminated earlier by either of the Employee or the Company.
     Now, Therefore, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:
1.	Resignation/Part Time Employment. The parties hereby acknowledge and agree that Employee has resigned from her position as Senior Vice President and Chief Financial Officer of the Company and as a full time employee of the Company effective as of December 31, 2006 (the “Status Change Date”). For the period commencing January 1, 2007 and continuing through March 9, 2007 (the “Part Time Employment Period”) Employee shall be a part time employee of the Company for the consideration and with the benefits described in this Second Amendment.
2.	Part Time Employment Period Responsibilities. During the Part Time Employment Period, Employee’s primary duties will be to assist the Chief Executive Officer and the Company’s new Chief Financial Officer as may be requested by either of them, to enable the new Chief Financial Officer to run the Company’s financial, accounting and investor relations functions. Employee shall be available to provide consultation to the Chief Executive Officer, new Chief Financial Officer, and the Company’s Board of Directors for up to twenty (20) hours per week during the Part Time Employment Period. Employee will, at the specific request of the Chief Executive Officer or the Company’s new Chief Financial Officer, be available to come to the Company’s Pleasanton, California headquarters for at least four (4) business days in each of January and February 2007. Such travel to Pleasanton shall be at mutually agreed upon times, and shall include several business days preceding the Company’s conference call announcing results of operations in January or February 2007.
3.	Salary: During the Part Time Employment Period, Employee’s salary shall be five Thousand Dollars ($5,000) paid bi-weekly, which is the equivalent to $130,000 on an annualized basis. This is an exempt position.
4.	Bonus: Employee shall remain eligible to participate in the 2006 Executive Incentive Plan. Employee shall not be eligible to participate in the Executive Incentive Plan for 2007 and shall not otherwise be entitled to any bonus, stock option or restricted stock grants in 2007.
5.	General Releases. On or immediately after the Status Change Date, Employee will deliver to the Company a General Release in the form attached to this Second Amendment as Exhibit A. Revocation of such General Release by Employee shall be deemed grounds for immediate termination of the Employee’s employment during the Temporary Employment Period. At the conclusion of the Part Time Employment Period, Employee will deliver to the Company a second General Release in the form attached to this Second Amendment as Exhibit A with respect to the Part Time Employment Period.
6.	Severance: Employee hereby acknowledges and agrees that as the result of her resignation from the Company, the severance provisions of her Offer Letter are hereby deleted in their entirety and that effective as of the date of this Second Amendment, Employee will not be entitled to any severance benefits or payments, including without limitation those in the Offer Letter, the Company’s separation benefits agreement or any other Company plan, in the event of her termination by the Company for any reason prior to the end of the Part Time Employment Period.
7.	Benefits: Until the end of the Part Time Employment Period, Employee will continue to be eligible to participate in the Company’s comprehensive employee benefits package through the end of the Part Time Employment Period to the extent permitted by the applicable plans. During the Part Time Employment Period Employee will accrue vacation at a rate of 80 hours/year.
8.	Competitive Activities.
a.	Employee expressly acknowledges that, during the Part Time Employment Period, she will continue to have access to the Company’s trade secrets and other confidential and sensitive information proprietary to the Company. Employee agrees that during the Part Time Employment Period, Employee shall not advise, consult, accept employment with, or render services to, directly or indirectly, any “Company Competitor”, as defined below, whether as a partner, employee, shareholder, consultant or otherwise, nor shall Employee promote, participate or engage in any activity on behalf of a Company Competitor (“Competitive Activities”). For purposes of this Agreement, “Company Competitor” shall be defined as any company or operating division of a company that is either developing or marketing a device or devices for mechanical circulatory support in congestive heart failure patients, designed to compete with any of the Company’s devices in the bridge-to-transplant, destination therapy or postcardiotomy recovery markets.

b.	During the Part Time Employment Period, Employee may accept employment or become otherwise involved with any company other than a Company Competitor provided that she makes herself available for the amount of time and during the time frames described in section 2 hereinabove.

c.	In the event Employee fails to complete the Part Time Employment Period by engaging in Competitive Activities in violation of this Second Amendment, the Company will have the right to terminate Employee’s employment with the Company and shall have no further obligation to pay Employee any amount pursuant to Section 2 or otherwise, except as otherwise required by law.
9.	Employment At Will: In consideration of the continuation of employment provided by this Second Amendment through the end of the Part Time Employment Period, Employee hereby agrees to continue to conform to the policies of the Company and acknowledges that employment can be terminated for any reason, with or without cause, at any time with or without notice at the option of the Company or the Employee. Failure to comply with company policies will necessitate disciplinary action, which may include termination of employment.
10.	Effect of Termination: In the event that the Company terminates Employee’s employment prior to the scheduled end of the Part Time Employment Period (March 9, 2007), Employee shall not be entitled to any severance payments or other separation benefits, provided, however, that effective as of such termination date, the restrictions shall immediately lapse as to the 10,000 shares of restricted shares of Company common stock granted to Employee pursuant to the Offer Letter (and scheduled to lapse eighteen months after Employee’s date of hire), to the extent that any such shares are still restricted as of the said termination date.
11.	Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.
     IN WITNESS WHEREOF, the foregoing Amendment is effective as of the date first above written.

EMPLOYEE		THORATEC CORPORATION

Signature:	/s/ Cynthia Lucchese	By:	/s/ Gerhard F. Burbach
	Cynthia Lucchese		Gerhard F. Burbach President and Chief Executive Officer

EXIHIBIT A
GENERAL RELEASE
     I, Cynthia Lucchese (“Employee”), agree as follows:
     Employee hereby releases, acquits and forever discharges Thoratec Corporation and each of its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to, all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the antidiscrimination statutes of California or other applicable states; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
     Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which Employee was already entitled.
     Employee acknowledges Employee’s understanding that Employee may take twenty-one (21) days to consider this Release, although Employee may sign this Release earlier if Employee chooses, and that Employee has been advised that Employee should consult with an attorney, if Employee decides to do so, prior to executing this Release. Employee further acknowledges that Employee has seven (7) days following the execution of this Release to revoke the Release, and this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by Employee (“Effective Date”). To revoke acceptance, Employee must send a written notice to Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, CA 94588, Attn: General Counsel, by 5:00 p.m. on or before the seventh (7th) day after Employee signs and delivers to the Company this Release. All time limits set forth herein refer to calendar days unless otherwise specified. If the expiration of any time limit set forth herein falls on a weekend or a holiday observed by Thoratec, the time limit will be deemed to end at the close of business on the next workday.
     Employee understands and agrees that this Release includes claims which may be unknown to Employee at present, and that Employee has read and understands Section 1542 of the California Civil Code, which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Employee hereby expressly waives and relinquishes any and all rights under Section 1542 with respect to Employee’s release of any unknown or unsuspected claims Employee may have against the Releasees.
     Employee agrees not to commence any proceeding in court against the Company in connection with the matters released herein and that the only cause of action Employee could have against the Company after the date hereof would be for a breach of the foregoing Agreement or this Release or for matters arising after the date hereof.
     Employee represents and warrants that Employee has the sole right and authority to execute this Release and that Employee has not assigned or transferred, or purported to have assigned or transferred, to any corporation, entity or person, any dispute or claims released herein or any amount of money related hereto.

By:
Cynthia Lucchese
Date: